      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1997

                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             GREYHOUND LINES, INC.
              (AND ITS SUBSIDIARIES IDENTIFIED FOOTNOTE (1) BELOW)

             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE
            (State or Other                        4131
               Jurisdiction                 (Primary Standard                    86-0572343
          of Incorporation or           Industrial Classification             (I.R.S. Employer
             Organization)                     Code Number)                 Identification No.)
                                                        MARK E. SOUTHERST, VICE PRESIDENT
                                                               AND GENERAL COUNSEL
     15110 N. DALLAS PARKWAY, SUITE 600               15110 NORTH DALLAS PARKWAY, SUITE 600
            DALLAS, TEXAS 75248                                DALLAS, TEXAS 75248
               (972) 789-7000                                     (972) 789-7000
(Address, Including Zip Code, and Telephone          (Name, Address, Including Zip Code, and
      Number, Including Area Code, of               Telephone Number, Including Area Code, of
 Registrant's Principal Executive Offices)                      Agent for Service)

                                    Copy to:

                            JEREMY W. DICKENS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201
                             ---------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                  PROPOSED          PROPOSED
                                                 AMOUNT            MAXIMUM           MAXIMUM          AMOUNT OF
            TITLE OF EACH CLASS                   TO BE        OFFERING PRICE       AGGREGATE       REGISTRATION
      OF SECURITIES TO BE REGISTERED           REGISTERED        PER UNIT(2)    OFFERING PRICE(2)        FEE
-------------------------------------------------------------------------------------------------------------------
11 1/2% Series B Senior Notes due 2007.....   $150,000,000          100%          $150,000,000       $45,454.54
------------------------------------------------------------------------------------------------------------------
Senior Guarantees(3).......................        --                --                --                --
==================================================================================================================

(1) Atlantic Greyhound Lines of Virginia, Inc., a Virginia corporation (I.R.S. Employer Identification Number 58-0869571), Eagle Bus Manufacturing, Inc., a Delaware corporation (I.R.S. Employer Identification Number 74-2472717), FCA Insurance Limited, a Bermuda corporation (I.R.S. Employer Identification Number none), GLI Holding Company, a Delaware corporation (I.R.S. Employer Identification Number 75-2146309), Greyhound of Mexico S.A. DE C.V., a Republic of Mexico corporation (I.R.S. Employer Identification Number None), Grupo Centro, Inc., a Delaware corporation (I.R.S. Employer Identification Number 75-2692522), Los Buenos Leasing Co, Inc., a New Mexico corporation (I.R.S. Employer Identification Number 85-0434715), Sistema Internacional De Transporte De Autobuses, Inc., a Delaware corporation (I.R.S. Employer Identification Number 75-2548617), T&V Holding Company, a Delaware corporation (I.R.S. Employer Identification Number 75-2238995), Texas, New Mexico & Oklahoma Coaches, Inc., a Texas corporation (I.R.S. Employer Identification Number 75-0605295), T.N.M. & O. Tours, Inc., a Texas corporation (I.R.S. Employer Identification Number 75-1188694), and Vermont Transit Co., Inc., a Vermont corporation (I.R.S. Employer Identification Number 03-0164980), each a direct or indirect subsidiary of the Company, will each be a guarantor of the New Notes (collectively, the "Guarantors").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(3) The 11 1/2% Senior Notes due 2007 are guaranteed by the Guarantors on a senior basis. No separate consideration will be paid in respect of the guarantees.
                             ---------------------
     THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 16, 1997

PROSPECTUS

                                     OFFER FOR ALL OUTSTANDING
                               11 1/2% SERIES A SENIOR NOTES DUE 2007
                                          IN EXCHANGE FOR
 [GREYHOUND LOGO]              11 1/2% SERIES B SENIOR NOTES DUE 2007
                                                 OF
                                       GREYHOUND LINES, INC.

                             ---------------------

    Greyhound Lines, Inc., a Delaware Corporation (the "Company"), and the Guarantors (as hereinafter defined) hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of registered 11 1/2% Series B Senior Notes Due 2007 of the Company (the "New Notes"), for each $1,000 principal amount of unregistered
11 1/2% Series A Senior Notes Due 2007 of the Company (the "Old Notes"), of which an aggregate principal amount of $150,000,000 is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that (i) interest on the New Notes shall accrue from the date of issuance of the Old Notes, and (ii) the New Notes are being registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the indenture governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."

    Interest on the New Notes will be payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1997. The New Notes will mature on April 15, 2007. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. Notwithstanding the foregoing, on or prior to April 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of Notes at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings (as defined herein), provided that at least $97.5 million aggregate principal amount of Notes remains outstanding following each such redemption. Upon the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all or any part of each holder's New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Notes."

    The New Notes will be general unsecured obligations of the Company, ranking pari passu in right of payment with all other present or future senior indebtedness of the Company, including borrowings under the Revolving Credit Facility (as defined herein), and senior in right of payment to all present or future subordinated indebtedness of the Company. The New Notes will be effectively subordinated, however, to all secured obligations of the Company, including the Company's borrowings under the Revolving Credit Facility, to the extent of the assets securing such obligations. As of December 31, 1996, after giving pro forma effect to the Offerings (as defined herein), and the use of proceeds therefrom, the New Notes would have been effectively subordinated to approximately $57.1 million of secured borrowings of the Company. The Indenture (as defined herein) will permit the Company to incur additional indebtedness, including additional secured indebtedness, subject to certain conditions. See "Risk Factors -- Liens on Assets Under Revolving Credit Facility" and "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The New Notes will be jointly and severally guaranteed by the Company's present and future Restricted Subsidiaries (as defined herein).

    The net proceeds from the sale of the Old Notes (the "Original Offering") are being used, together with the net proceeds of an offering by the Company of $60.0 million aggregate liquidation preference of its 8 1/2% Convertible Exchangeable Preferred Stock (the "Preferred Stock"), to retire indebtedness of the Company, to fund a pending acquisition and to acquire certain real estate.

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NEW NOTES.

                             ---------------------

    The Company and the Guarantors will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on       , 1997, unless extended (as so extended, the "Expiration Date").
Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal"), states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed, for a period of one year after the date of this Prospectus, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Old Notes were eligible for trading in the National Association of Securities Dealers' Private Offering, Resales and Trading through Automated Linkages Market ("PORTAL"). The Company and Guarantors do not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Company and the Guarantors will pay all the expenses incident to the Exchange Offer.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1997.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HERETO OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM GREYHOUND LINES, INC., 15110 N. DALLAS PARKWAY, SUITE 600, DALLAS, TEXAS 75248,
ATTENTION: INVESTOR RELATIONS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS, ANY REQUEST SHOULD BE MADE BY             , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files periodic reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is listed on the American Stock Exchange and all reports, proxy and information statements, and other information filed by the Company with the Commission also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, as amended, with respect to the securities offered hereby. This prospectus does not include all the information set forth in the Registration Statement and the exhibits thereto, to which reference is made for further information with respect to the Company. Copies of the Registration Statement and the exhibits thereto are on file at the office of the Commission and may be obtained from the Commission upon payment of prescribed rates or may be examined without charge at the public reference facilities of the Commission as prescribed above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated into this Prospectus by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed March 19, 1997;

          (2) The Company's Current Report on Form 8-K filed March 19, 1997;

          (3) The Company's Current Report on Form 8-K filed April 9, 1997;

          (4) The Company's Proxy Statement for the year ended December 31, 1996 filed April 16, 1997;

          (5) The Company's Current Report on Form 8-K filed April 28, 1997; and

          (6) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed May 13, 1997.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been or may be incorporated by reference in this Prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to Greyhound Lines, Inc., 15110 N. Dallas Parkway, Suite 600, Dallas, Texas 75248, Attention: Investor Relations, telephone: (972) 789-7577.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, contained in this Prospectus, including information and financial data incorporated herein by reference. The terms "Greyhound" and "Company" refer to Greyhound Lines, Inc. and its subsidiaries (including the Guarantors), unless otherwise stated or indicated by the context and except in the section of this Prospectus entitled "Description of Notes."

                                  THE COMPANY

     The Company is the only nationwide provider of intercity bus transportation services in the United States. The Company serves the value-oriented customer by connecting rural and urban markets throughout the United States, offering scheduled passenger service to more than 2,400 destinations with a fleet of approximately 2,000 buses and approximately 1,600 sales locations. The Company also provides package express service and, in many terminals, food service. The Company's executive offices are located at 15110 N. Dallas Parkway, Suite 600, Dallas, Texas 75248, and its telephone number is (972) 789-7000.

                               THE EXCHANGE OFFER

The Exchange Offer applies to $150 million aggregate principal amount of the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) interest on the New Notes shall accrue from the date of issuance of the Old Notes, and (ii) the New Notes are being registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture pursuant to which the Old Notes were issued. The Old Notes and the New Notes are sometimes referred to collectively herein as the "Notes." See "Description of Notes."

The Exchange Offer.........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, Old Notes representing $150 million aggregate principal amount are outstanding. The terms of the New Notes and the Old Notes are substantially identical.
                             Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company and the Guarantors, the Company and the Guarantors believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company or any Guarantors within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. See "The Exchange Offer -- Purpose and Effect." Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these New Notes. See "Plan of Distribution."

Registration Rights
Agreement..................  The Old Notes were sold by the Company on April 16,
                             1997, in a private placement. In connection with the sale, the Company entered into a Registration Rights Agreement with the purchasers (the "Registration Rights Agreement") providing for the Exchange Offer. See "The Exchange Offer -- Purpose and Effect."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time,          , 1997, or such later date
                             and time to which it is extended.

Withdrawal.................  The tender of Old Notes pursuant to the Exchange
                             Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the New Notes
and Old Notes..............  Interest on each New Note will accrue from the date of issuance of the Old Note for which the New Note is exchanged.

Conditions to the Exchange
Offer......................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offer -- Conditions to Exchange Offer."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Notes and any other required documentation, to the Exchange Agent at the address set forth in the Letter of Transmittal. Persons holding Old Notes through the Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering Participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company and each of the Guarantors are required to use their reasonable best efforts to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes (and cause such shelf registration statement to be declared effective by the Commission and keep it continuously effective, supplemented and amended for prescribed periods) if
                             (i) the Company is not required to file an Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, or (ii) any holder of Old Notes shall notify the Company prior to the 20th day following consummation of the Exchange Offer (A) that such holder is prohibited by law or Commission policy from participating in the Exchange Offer or
                             (B) that such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivery a prospectus and the prospectus contained in the Exchange Offer Registration Statement would not be appropriate or available for such resales by such holder.

Acceptance of Old Notes and
  Delivery of New Notes....  The Company will accept for exchange any and all
                             Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent.............  PNC Bank, N.A., is serving as Exchange Agent in connection with the Exchange Offer.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Effect of Note Tendering...  Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

                               TERMS OF NEW NOTES

Securities Offered.........  $150 million aggregate principal amount of 11 1/2%
                             Series B Senior Notes due 2007.

Maturity...................  April 15, 2007.

Interest Payment Dates.....  Interest on the New Notes will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 1997.

Ranking....................  The New Notes will be general unsecured obligations of the Company, ranking pari passu in right of payment with all other present or future senior indebtedness of the Company, including borrowings under the Revolving Credit Facility, and senior in right of payment to all present or future subordinated indebtedness of the Company. The New Notes will be effectively subordinated, however, to all secured obligations of the Company, including the Company's borrowings under the Revolving Credit Facility, to the extent of the assets securing such obligations. As of December 31, 1996, after giving pro forma effect to the Offerings and the use of proceeds therefrom, the New Notes would have been effectively subordinated to approximately $57.1 million of secured borrowings of the Company. The Indenture will permit the Company to incur additional indebtedness, including additional secured indebtedness, subject to certain conditions.

Guarantees.................  The New Notes will be jointly and severally guaranteed by the Company's present and future Restricted Subsidiaries (the "Guarantors"). See "Description of Notes -- Subsidiary Guarantees."

Optional Redemption........  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date. Notwithstanding the foregoing, on or prior to April 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of Notes at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings, provided that at least $97.5 million aggregate principal amount of Notes remains outstanding following each such redemption. See "Description of
                             Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, the
                             Company will be required to make an offer to repurchase all or any part of each holder's New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Risk Factors -- Repurchases of Notes Upon Change of Control" and "Description of Notes -- Repurchase at the Option of
                             Holders -- Change of Control."

Certain Covenants..........  The indenture pursuant to which the New Notes will be issued (the "Indenture") will contain certain covenants that, among other things, will limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness (as defined herein), pay dividends or make other distributions, repurchase Equity Interests (as defined herein) or subordinated Indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets or enter into certain mergers or consolidations. See "Description of Notes -- Certain Covenants."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The statement of operations data and balance sheet data set forth below have been derived from the audited Consolidated Financial Statements of the Company for each of the respective periods indicated. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and notes thereto set forth in the Company's annual report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 incorporated by reference into this Prospectus. Certain reclassifications have been made to the prior period statements to conform them to the December 31, 1996 classifications.

                                                                   YEARS ENDED DECEMBER 31,                  THREE MONTHS
                                                     ----------------------------------------------------   ENDED MARCH 31,
                                                       1992       1993     1994(A)      1995       1996          1997
                                                     --------   --------   --------   --------   --------   ---------------
                                                                                                              (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Operating Revenues
  Transportation services
    Regular route..................................  $580,557   $559,883   $518,431   $560,239   $597,779      $137,333
    Package express................................    54,402     47,905     40,232     35,690     33,527         7,337
  Food services....................................    12,159     19,188     19,490     19,440     21,363         5,006
  Other operating revenues.........................    45,863     38,578     37,158     41,752     48,189        11,472
                                                     --------   --------   --------   --------   --------      --------
        Total operating revenues...................   692,981    665,554    615,311    657,121    700,858       161,148
                                                     --------   --------   --------   --------   --------      --------
Operating Expenses
  Maintenance......................................    97,323     77,893     73,469     68,540     73,441        18,900
  Transportation...................................   138,443    133,284    133,766    156,878    170,979        42,166
  Agents' commissions and station costs............   117,732    122,209    119,438    125,650    131,715        31,680
  Marketing, advertising and traffic...............    24,452     28,431     36,445     25,513     25,811         7,035
  Insurance and safety.............................    47,838     51,143     82,786     52,820     41,088         9,761
  General and administration.......................    66,208     67,436     70,583     72,105     80,496        21,851
  Depreciation and amortization....................    33,499     33,154     36,046     31,010     30,683         7,542
  Operating taxes and licenses.....................    45,816     47,114     47,478     48,186     49,831        12,459
  Operating rents(b)...............................    54,330     45,313     48,286     47,884     53,993        13,886
  Cost of goods sold -- food services..............     7,766     12,617     13,465     12,597     13,774         3,204
  Other operating expenses.........................     4,186      7,119     16,502      6,575      8,243         2,167
  Restructuring expenses...........................        --         --      2,523         --         --            --
                                                     --------   --------   --------   --------   --------      --------
        Total operating expenses...................   637,593    625,713    680,787    647,758    680,054       170,651
                                                     --------   --------   --------   --------   --------      --------
Operating Income (Loss)............................    55,388     39,841    (65,476)     9,363     20,804        (9,503)
Gain on Sale of Assets.............................        --     (5,838)        --         --         --            --
Interest Expense...................................    35,297     30,832     33,456     26,807     27,346         7,586
Income Tax Provision...............................     9,142      6,253     16,862        374         62            79
                                                     --------   --------   --------   --------   --------      --------
Income (Loss) Before Extraordinary Items and
  Cumulative Effect of a Change in Accounting
  Principle........................................    10,949      8,594   (115,794)   (17,818)    (6,604)      (17,168)
Extraordinary Items(c).............................        --        407    (38,373)        --         --            --
Cumulative Effect of a Change in Accounting
  Principle(d).....................................        --        690         --         --         --            --
                                                     --------   --------   --------   --------   --------      --------
Net Income (Loss)..................................  $ 10,949   $  7,497   $(77,421)  $(17,818)  $ (6,604)     $(17,168)
                                                     ========   ========   ========   ========   ========      ========
  Fully Diluted Earnings per Share of Common
    Stock(e):
    Income (Loss) before Extraordinary Items and
      Cumulative Effect of a Change in Accounting
      Principle....................................  $   0.96   $   0.65   $  (7.58)  $  (0.33)  $  (0.11)     $  (0.29)
    Extraordinary Items............................        --      (0.03)      2.51         --         --            --
    Cumulative Effect of a Change in Accounting
      Principle....................................        --      (0.05)        --         --         --            --
                                                     --------   --------   --------   --------   --------      --------
  Net Income (Loss) per share of Common Stock......  $   0.96   $   0.57   $  (5.07)  $  (0.33)  $  (0.11)     $  (0.29)
                                                     ========   ========   ========   ========   ========      ========
OTHER DATA:
EBITDA(f)..........................................  $ 88,887   $ 78,833   $(29,430)  $ 40,373   $ 51,487      $ (1,961)
Fully Diluted Weighted Average Shares
  Outstanding(e)...................................    15,666     13,210     15,284     54,595     58,263        58,442
Ratio of Earnings to Fixed Charges(g)..............      1.4x       1.3x         --         --         --            --
Deficiency of Earnings to Fixed Charges(g).........        --         --   $(98,932)  $(17,444)  $ (6,542)      (17,089)
Book Value Per Share of Common Stock...............      5.27      10.39       4.09       2.57       2.41          2.12
Cash Dividends Declared Per Share of Common
  Stock............................................        --         --         --         --         --            --

                                                                      AS OF DECEMBER 31,                     THREE MONTHS
                                                     ----------------------------------------------------   ENDED MARCH 31,
                                                       1992       1993     1994(A)      1995       1996          1997
                                                     --------   --------   --------   --------   --------   ---------------
                                                                                                              (UNAUDITED)
                                                                                 (IN THOUSANDS)
STATEMENT OF FINANCIAL POSITION DATA:
Total Assets.......................................  $485,936   $541,293   $511,449   $480,648   $500,282      $497,555
Long-term Debt(e)..................................   290,712    260,412    197,125    172,671    192,581       224,048
Stockholders' Equity...............................    52,262    152,166    153,196    149,762    140,881       124,026

---------------

(a) The 1994 results reflect $61.9 million in certain operating charges, including increases in insurance and legal reserves to recognize pre-bankruptcy claims previously thought to have been barred in the Company's Chapter 11 reorganization (which concluded in October 1991), adverse claims development in 1994 and certain litigation exposure; write-downs of real estate and other assets (including $7.0 million of depreciation); costs associated with an operational restructuring; and a $17.0 million increase in the income tax provision due to the reversal of a previously recognized deferred tax benefit.

(b) Operating rents includes bus operating lease payments of $27.8 million, $20.0 million, $22.7 million, $23.7 million, and $27.5 million for the years ended December 31, 1992, 1993, 1994, 1995, and 1996, respectively.

(c) For the year ended December 31, 1993, the Company recorded an extraordinary loss of $0.4 million on the write-off of debt issuance costs related to the replacement of the Company's then existing credit agreement with a new credit agreement. For the year ended December 31, 1994, the Company recorded
    (i) an extraordinary loss of $3.6 million, of which $3.2 million related to the write-off of debt issuance costs and $0.4 million related to professional fees in conjunction with the replacement of the Company's existing credit agreement with a new credit agreement, and (ii) an extraordinary gain of $41.9 million related to the conversion of $89.0 million of its 8 1/2% Convertible Debentures (the "Convertible Debentures") into Common Stock.

(d) The net impact from adoption of SFAS No. 109, Accounting For Income Taxes, was $0.7 million and is reported as a charge to earnings as the cumulative effect of a change in accounting principle for the year ended December 31, 1993.

(e) In 1992, the Company had primary earnings per share of Common Stock of $1.10. The completion of the Company's 1994 financial restructuring resulted in the issuance of approximately 22.8 million shares of Common Stock in December 1994 upon the conversion of approximately $89.0 million of Convertible Debentures into Common Stock. In January 1995, the Company issued an additional 16.3 million shares of Common Stock in connection with the consummation of its Common Stock rights offering, which provided net proceeds of approximately $28.9 million. The Company issued 4.0 million shares of Common Stock on October 3, 1995 in a public offering, which provided net proceeds of $15.4 million.

(f) Represents income before interest, taxes, depreciation and amortization, extraordinary items and changes in accounting principles. EBITDA is presented because management believes investors consider it useful in evaluating a company's ability to service and/or incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(g) For purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings to fixed charges (i) "earnings" consist of pre-tax earnings plus fixed charges (adjusted to exclude the amount of any capitalized interest), and (ii) "fixed charges" consist of interest, whether expensed or capitalized, amortization of debt issuance costs and discount relating to any indebtedness, whether expense or capitalized, and the portion of rental expense estimated to be representative of an interest factor.

                                  RISK FACTORS

     Prospective purchasers of the New Notes offered hereby should carefully review the information set forth below, in addition to the other information contained in this Prospectus (including information incorporated by reference herein), in evaluating an investment in the New Notes offered hereby.

SUBSTANTIAL LEVERAGE

     The Company has, and will continue to have, consolidated indebtedness that is substantial in relation to its stockholders' equity. As of December 31, 1996, after giving pro forma effect to the offerings of the New Notes and the Preferred Stock completed April 16, 1997 (the "Offerings") and the application of the net proceeds therefrom, the Company would have had outstanding consolidated long-term indebtedness (including current portions) of approximately $217.3 million and total stockholders' equity of approximately $173.7 million. In addition, for the year ended December 31, 1996, after giving pro forma effect to the Offerings and the application of the net proceeds therefrom, the Company's earnings would have been insufficient to cover fixed charges and preferred stock dividends by $6.5 million. The degree to which the Company is leveraged could have important consequences to holders of the New Notes, including: (i) an impairment of the Company's ability to obtain additional financing in the future; (ii) a reduction of funds available to the Company for its operations or for capital expenditures as a result of the dedication of a substantial portion of the Company's cash flow to the payment of principal of and interest on the Company's indebtedness, including indebtedness under the New Notes; (iii) the possibility of an event of default under financial and operating covenants contained in the Company's debt instruments, including the Indenture, which, if not cured or waived, could have a material adverse effect on the Company; (iv) a relative competitive disadvantage if the Company is substantially more leveraged than its competitors; and (v) an inability to adjust to rapidly changing market conditions and consequent vulnerability in the event of a downturn in general economic conditions or its business because of the Company's reduced financial flexibility.

     In addition to its debt service obligations, the Company's operations require substantial investments on a continuing basis. The Company's ability to make scheduled debt payments, to refinance its obligations with respect to its indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of the Company's operating assets, including its bus fleet, properties and systems software, as well as to provide capacity for the growth of its business, depends on its financial and operating performance and obtaining additional sources of financing, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors, many of which are beyond the Company's control. Moreover, the Company is and will be subject to covenants contained in the Indenture, the Revolving Credit Facility and other present and future indebtedness of the Company. Such covenants include without limitation, restrictions on certain payments, the granting of liens, the incurrence of additional indebtedness, dividend restrictions affecting subsidiaries, assets sales, transactions with affiliates, and mergers and consolidations. See "Description of Notes". There can be no assurance that the Company's operating results will be sufficient for payment of the Company's indebtedness, including indebtedness under the New Notes, or to fund its other expenditures or that the Company will be able to obtain financing to meet such requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

HISTORY OF LOSSES

     The Company has had a net loss in each of its last three fiscal years. Although the Company has implemented new strategic and operational initiatives intended to enhance revenues and operating income, the Company's operations generally are subject to economic, financial, competitive, legal and other factors, many of which are beyond its control. Accordingly, there can be no assurance that the Company will be able to implement these initiatives without delay or that these initiatives will return the Company to profitability.

LIENS ON ASSETS UNDER REVOLVING CREDIT FACILITY

     The Revolving Credit Facility, which currently provides the Company with available borrowings of up to $105.0 million, is secured by liens on substantially all of the assets of the Company. Under certain circumstances, certain other indebtedness of the Company may be secured by liens on assets of the Company. In the event of a liquidation or insolvency of the Company or if any of its secured indebtedness is accelerated, the secured assets of the Company will be available to pay obligations on the New Notes only after the Revolving Credit Facility and any other secured indebtedness have been paid in full. Accordingly, there may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. In addition, the existence of the liens on the assets of the Company may impair the Company's ability to obtain additional financing in the future.

REPURCHASE OF NOTES UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase all or any part of the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. Certain events involving a Change of Control may result in an event of default under the Revolving Credit Facility and may result in an event of default under other indebtedness of the Company that may be incurred in the future. An event of default under the Revolving Credit Facility or other indebtedness could result in an acceleration of such indebtedness, in which case the New Notes would be effectively subordinated to the borrowings under the Revolving Credit Facility or other secured indebtedness to the extent of any liens securing that debt. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control." There can be no assurance that the Company would have sufficient resources to repurchase the New Notes and pay its obligations under the Revolving Credit Facility or other indebtedness upon the occurrence of a Change of Control. These provisions may be deemed to have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt.

COMPETITION

     The transportation industry is highly competitive. The Company's primary sources of competition for passengers are automobile travel, low cost air travel from both regional and national airlines, and, in certain markets, regional bus companies and trains. There can be no assurance that the Company will be able to successfully compete against these sources of competition.

SEASONALITY

     The Company's business is seasonal in nature and generally follows the pattern of the travel industry as a whole, with peaks during the summer months and the Thanksgiving and Christmas holiday periods. As a result, the Company's cash flows are seasonal in nature with a disproportionate amount of the Company's annual cash flows being generated during the peak travel periods. Therefore, an event that adversely affects ridership during any of these peak periods in any year could have a material adverse effect on the Company's financial condition or results of operations for such year. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Seasonality" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

IMPORTANCE OF SELF-INSURANCE AUTHORITY AND AVAILABILITY OF INSURANCE

     The Surface Transportation Board (the "STB") of the United States Department of Transportation ("DOT") has granted the Company authority to self-insure its automobile liability exposure for interstate passenger service up to a maximum level of $5.0 million per occurrence. To maintain self-insurance authority, the STB requires the Company to maintain a tangible net worth of $10.0 million (as of December 31, 1996, the Company's tangible net worth was $119.9 million) and to maintain a $15.0 million trust fund (currently fully funded) to provide security for payment of claims. Subsequent to the self-insurance grant by the STB, 38 states have granted the Company the authority to self-insure its intrastate automobile liability exposure.

     Insurance coverage and risk management expense are key components of the Company's cost structure. The loss of self-insurance authority from the STB or a decision by the Company's insurers to modify the Company's program substantially, by either increasing cost, reducing availability or increasing collateral, could have a material adverse effect on the Company's financial condition or results of operations.

LITIGATION

     The Company is a party to various lawsuits the outcome of which, if adverse to the Company, could have a material adverse effect on the results of operations and financial condition of the Company. See "Business -- Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

PENSION PLAN FUNDING

     The Company maintains five defined benefit pension plans, the most significant of which (the "ATU Plan") covers approximately 16,500 current and former employees, fewer than 1,300 of which are active employees of the Company. The ATU Plan was closed to new participants in 1983 and, as a result, over 80% of its participants are over the age of 50. For financial reporting and investment planning purposes, the Company currently uses an actuarial table that closely matches the actual experience related to the existing participant population. As a result of legislation enacted in 1994 by the United States Congress, the Company may be required to begin measuring its funding obligation under the ATU Plan utilizing an actuarial table prescribed by such legislation. If so required, the Company currently estimates, based on assumed rates of return on the ATU Plan's investments, that it would be required to begin making contributions to the ATU Plan beginning no earlier than 1998 in an aggregate amount over the next five years ranging from approximately $6.0 million to approximately $30.0 million. If the ATU Plan is unable to attain such assumed rates of return, such contributions could be higher. Although the Company is exploring whether it may be able to obtain relief from this requirement, there is no assurance that the Company will be able to obtain such relief, that the ATU Plan will be able to obtain the assumed rates of return or that contributions to the ATU Plan will not be significant.

FRAUDULENT CONVEYANCE

     Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company or any Guarantor, at the time it issued the New Notes or its guarantee of the New Notes, as the case may be, (a) incurred such obligation with an intent to hinder, delay or defraud creditors, or (b)(i) received less than reasonably equivalent value or fair consideration in respect thereof and (ii)(A) was insolvent at the time of the incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the New Notes or such Guarantor's guarantee or, in the alternative, subordinate the New Notes or such Guarantor's guarantee to existing and future indebtedness of the Company or such Guarantor, as the case may be. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, the Company or a Guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

     Management believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the New Notes and the guarantees are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, that the Company and the Guarantors will receive reasonably equivalent value or fair consideration in respect thereof and that the Company and the Guarantors, after the issuance of the New Notes and the guarantees and the application of the proceeds thereof, will be solvent, will have sufficient capital for carrying on their business and will be able to pay their debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

LACK OF PUBLIC MARKET

     The Company and the Guarantors do not intend to list the New Notes on any securities exchange. The Company has been advised by Bear, Stearns & Co. Inc. that Bear, Stearns & Co. Inc. intends to make a market in the New Notes after the consummation of the Offering, as permitted by applicable laws and regulations; however Bear, Stearns & Co. Inc. is not obligated to do so, and any such market making activities may be discontinued at any time without notice. In addition, such market making activity may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement. Therefore, there can be no assurance that an active market for the New Notes will develop. Pursuant to the Registration Rights Agreement, the Company is required to commence the Exchange Offer for the New Notes or file the Shelf Registration Statement covering resales of the New Notes within specified time periods.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not anticipate registering the Old Notes under the Securities Act. Holders of the Old Notes who do not tender their Notes in the Exchange Offer will continue to hold such Old Notes and their rights under such Old Notes will not be altered, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Old Notes pursuant to, the Exchange Offer.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company on April 16, 1997, in the Original Offering. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires that the Company file the Registration Statement under the Securities Act with respect to the New Notes and, upon the effectiveness of the Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company and the Guarantors must use their reasonable best efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before August 14, 1997 and (ii) consummate the Exchange Offer on or before the 30th day following the date the Registration Statement is declared effective. Except as provided below, upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the New Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is subject to, and is qualified in its entirety by reference thereto. As a result of the filing and the effectiveness of the Registration Statement, certain liquidated damages provided for in the Registration Rights Agreement will not become payable by the Company. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Notes,
(iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes (and cause such shelf registration statement to be declared effective by the Commission and keep it continuously effective, supplemented and amended for prescribed periods) if (i) the Company is not required to file an Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, or (ii) any holder of Old Notes shall notify the Company prior to the 20th day following consummation of the Exchange Offer (A) that such holder is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement would not be appropriate or available for such resale by such holder. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that the Company register such holder's shares of Old Notes under the Securities Act. See "-- Procedures for Tendering."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company and the Guarantors, the Company and the Guarantors believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company or any Guarantors within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer (except as set forth in the second paragraph under "-- Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.

     As of      , 1997, Old Notes representing $150,000,000 aggregate principal amount were outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer -- Certain Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to the Expiration Date.

     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the registered holder, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange

Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 pm., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth on the back cover page of this Prospectus prior to 5:00 pm., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "The Exchange Offer -- Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. PNC Bank, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                            For Information by Telephone:

                                   (215) 585-6938

     By Registered or Certified Mail:        By Hand or Overnight Delivery Service:

      PNC Bank, National Association             PNC Bank, National Association
          Corporate Trust Dept.                      Corporate Trust Dept.
        1600 Market St., 30th FLR                  1600 Market St., 30th FLR
          Philadelphia, PA 19103                     Philadelphia, PA 19103

             By Facsimile Transmission (for Eligible Institutions only):

                                 Fax (215) 585-8872

                              (Facsimile Confirmation)

                                   (215) 585-6938

    (Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand, or by overnight delivery service.)

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
$          , which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                              DESCRIPTION OF NOTES

GENERAL

     The New Notes will be issued pursuant to the Indenture between the Company and PNC Bank, National Association, as trustee (the "Trustee"). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and prospective investors are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete. Copies of the proposed from of the Indenture are available as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The New Notes will be general unsecured obligations of the Company, ranking pari passu in right of payment with all other present or future senior borrowings of the Company, including borrowings under the Revolving Credit Facility, and senior in right of payment to any subordinated indebtedness, if any, incurred by the Company in the future. The New Notes will be effectively subordinated, however, to all secured obligations of the Company to the extent of the assets securing such obligations, including the Company's borrowings under the Revolving Credit Facility. As of December 31, 1996, after giving pro forma effect to the Offerings and the use of proceeds therefrom, the New Notes would have been effectively subordinated to approximately $57.1 million of secured borrowings of the Company. The Indenture will permit the Company to incur additional indebtedness, including additional secured indebtedness, under certain circumstances. See "Risk Factors -- Liens on Assets under Revolving Credit Facility" and "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     As of the date of the Indenture, all of the Company's Subsidiaries were Restricted Subsidiaries, other than the Existing Unrestricted Subsidiaries. Under certain circumstances, the Company will be able to designate additional current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $150.0 million and will mature on April 15, 2007. Interest on the Notes will accrue at the rate of 11 1/2% per annum and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 1997, to holders of record on the immediately preceding April 1 and October 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment may be made by check mailed to holders of the Notes at their respective addresses set forth in the register of holders; provided that all payments with respect to Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by all of the Company's present and future Restricted Subsidiaries (the "Guarantors"). The obligations of each Guarantor under its Subsidiary Guarantee will be a general unsecured obligation of such Guarantor, ranking pari passu in right of payment with all other present or future senior borrowings of such Guarantor and senior in right of payment to any subordinated indebtedness, if any, incurred by such Guarantor in the future.

     The Indenture will provide that, in the event of a sale or other disposition (including by way of merger or consolidation) of all of the capital stock of any Guarantor, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at Option of Holders -- Asset Sales." In addition, the Indenture will provide that, in the event the Board of Directors designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided that such designation is conducted in accordance with the applicable provisions of the Indenture.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to April 15, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

                       YEAR                          PERCENTAGE
---------------------------------------------------  ----------
2002...............................................   105.750%
2003...............................................   103.834
2004...............................................   101.917
2005 and thereafter................................   100.000

     Notwithstanding the foregoing, on or after April 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that (a) at least $97.5 million in aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption shall occur within 90 days of the date of the closing of each such offering.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following a Change of Control, the Company will mail a notice to each holder of Notes describing the transaction that constitutes the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control.

     On or before the Change of Control Payment Date, the Company will, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect the Company's capital structure or the value of the Notes, but that would not constitute a Change of Control. The Company's ability to repurchase Notes following a Change of Control may also be limited by the Company's then existing financial resources.

     The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company or (d) the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors; provided, however, that a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (i) the stockholders of the Company immediately prior to such transaction "beneficially own" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Company immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no "person" or "group" (as such terms are defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), "beneficially owns" (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Company.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the date of original issuance of the Notes or (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least two-thirds of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

  Asset Sales

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided, that the amount of (i) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (ii) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply such Net Proceeds to (a) permanently repay the principal of any secured indebtedness (to the extent of the fair value of the assets securing such indebtedness, as determined by the Board of Directors), (b) to acquire (including by way of a purchase of assets or stock, merger, consolidation or otherwise) Productive Assets or (c) to make any Investment permitted by the Indenture. Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings, including borrowings under the Revolving Credit Facility, or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that, if the Company is required to apply such Excess Proceeds to repurchase, or to offer to repurchase, any Pari Passu Indebtedness, the Company shall only be required to offer to repurchase the maximum principal amount of Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding and the denominator of which is the aggregate principal amount of Notes outstanding plus the aggregate principal amount of Pari Passu Indebtedness outstanding. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to repurchase, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate amount of Notes surrendered by holders thereof exceeds the amount that the Company is required to repurchase, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (b) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (b), (c), (d) and (i), but including, without duplication, Restricted Payments permitted by clauses (a), (e), (f), (g) and (h), of the next succeeding paragraph), is less than the sum of (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (B) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (C) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment, plus (D) in the event that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the lesser of (1) an amount equal to the fair value (as determined by the Board of Directors) of the Company's Investments in such Restricted Subsidiary and (2) the amount of Restricted Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary.

     The foregoing provisions will not prohibit (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph; (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness; (d) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (e) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's or any of its Restricted Subsidiaries' management (or the estate or a trust for the benefit of any such member of management) upon the death, disability or termination of employment of such member of management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any calendar year; (f) so long as no Default or Event of Default shall have occurred and be continuing, the payment of regularly scheduled dividends on the Preferred Stock; provided, that, with respect to all dividend payments on and after April 15, 2000, the Company would, at the time of the payment of such dividend and after giving pro forma effect thereto as if such dividend had been paid at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (g) payments to enable the Company to redeem or repurchase stock purchase rights or similar rights in an aggregate amount not to exceed $1.0 million; (h) the acquisition of Common Stock to be contributed to an employee stock ownership plan or savings plan of the Company in an aggregate amount not to exceed $200,000 in any calendar year; and
(i) the acquisition of Equity Interests of the Company in connection with the exercise of stock options, warrants or stock appreciation or similar rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (a) the net book value of such Investments at the time of such designation and (b) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness if the Consolidated Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

     The foregoing provisions will not apply to:

          (a) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness in an aggregate amount not to exceed $125.0 million at any one time outstanding pursuant to (i) the Revolving Credit Facility, (ii) Capital Lease Obligations and (iii) purchase money or mortgage financings;

          (b) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

          (c) the incurrence by the Company and its Restricted Subsidiaries of Hedging Obligations;

          (d) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the Notes, the Subsidiary Guarantees and the Indenture;

          (e) the incurrence of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Wholly Owned Restricted Subsidiary of the Company, shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; and

          (f) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the Indenture to be incurred (other than pursuant to clause (a) of this covenant).

     In the event that the incurrence of any Indebtedness would be permitted by the first paragraph set forth above or one or more of the provisions set forth in the second paragraph above, the Company may designate (in the form of an Officers' Certificate delivered to the Trustee) the particular provision of the Indenture pursuant to which it is incurring such Indebtedness.

  Liens

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) Existing Indebtedness as in effect on the date of the Indenture, (2) the Indenture and the Notes, (3) applicable law, (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,
(5) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (7) customary provisions in bona fide contracts for the sale of property or assets or (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation, or Sale of Assets

     The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (a) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists and (d) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company, and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, other than any such transactions with a Person engaged in the passenger transportation business (or a business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors), which Person is an Affiliate solely because the Company has an Investment in such Person, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall be deemed not to be Affiliate
Transactions: (A) any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; (B) transactions between or among the Company and/or its Restricted Subsidiaries; (C) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture; (D) sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates; and (E) sales of securities (other than securities referred to in clause (D) hereof) of the Company to Affiliates on terms at least as favorable to the Company as the sale of identical securities to Persons who are not Affiliates of the Company, provided that at least 50% of the total amount of such securities sold in such transaction are sold to Persons who are not Affiliates of the Company.

  Additional Subsidiary Guarantees

     The Indenture will provide that if the Company or any of its Restricted Subsidiaries shall, after the date of the Indenture, acquire or create another Restricted Subsidiary or designate an Unrestricted Subsidiary to be a Restricted Subsidiary, then such newly acquired, created or designated Restricted Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture.

  Reports

     Whether or not the Company is required to do so by the rules and regulations of the Commission, the Company will file with the Commission (unless the Commission will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the Commission, furnish to the holders of the Notes (a) all quarterly and annual financial and other information with respect to the Company and its Restricted Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, the Company and the Guarantors will furnish to the holders of the Notes, prospective purchasers of the Notes and securities analysts, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture will provide that each of the following constitutes an Event of Default: (a) default for 30 days in the payment when due of interest or Liquidated Damages on the Notes; (b) default in payment when due of the principal of or premium, if any, on the Notes; (c) failure by the Company to comply with the provisions described under the caption "-- Change of Control";
(d) failure by the Company to comply with the provisions described under the captions "-- Asset Sales," "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock," which failure remains uncured for 60 days; (e) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default (i) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (g) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (h) failure by any Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee against a Guarantor for any reason, unless, in each such case, such Guarantor and its Restricted Subsidiaries have no Indebtedness outstanding at such time or at any time thereafter; and (i) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or Liquidated Damages that has become due solely because of the acceleration) have been cured or waived. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or interest or Liquidated Damages on the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (a) the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (e) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound, (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder of Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (a) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase at the Option of Holders"), (c) reduce the rate of or change the time for payment of interest on any Note, (d) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (e) make any Note payable in money other than that stated in the Notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, interest or Liquidated Damages on the Notes (except as permitted in clause (g) hereof), (g) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (h) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the proposed form of Indenture and Registration Rights Agreement without charge by writing to Greyhound Lines, Inc., 15110 North Dallas Parkway, Dallas, Texas 75248,
Attention: General Counsel.

FORM, DENOMINATION AND REGISTRATION

  Global Notes; Book Entry Form

     The Notes will be evidenced initially by one or more global notes (the "Global Note") which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, record ownership of the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Owners of beneficial interest in the Global Note may hold their interest in the Global Note directly through DTC if such person is a participant in DTC or indirectly through organizations that are participants in DTC (the "Participants"). Persons who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear though or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of the Global Note, Cede & Co. for all purposes will be considered the sole holder of the Global Note. Owners of beneficial interest in the Global Note will be entitled to have certificates registered in their names and to receive physical delivery of certificates in definitive form ("Definitive Notes").

     Payment of principal of and premium, interest and Liquidated Damages, if any, on the Global Note will be made to Cede & Co., the nominee for DTC, as registered owner of the Global Note, by wire transfer of immediately available funds on the applicable payment date. Neither of the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company has been informed by DTC that, with respect to any payment of principal of, or premium, interest or Liquidated Damages, if any, on the Global Note, DTC's practice is to credit Participants' accounts on the applicable payment date, with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the Notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Transfers between Participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the Notes represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Transfer Agent will have responsibility for the performance of DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited, and only in respect of the Notes represented by the Global Note as to which such Participant or Participants has of have given such direction.

     DTC has also advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchaser. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Notes to be issued in definitive form in exchange for the Global Notes.

     Certificated Notes. Investors in the Notes may request that Definitive Notes be issued in exchange for Notes represented by the Global Note. Furthermore, Definitive Notes may be issued in exchange for Notes represented by the Global Note if no successor depositary is appointed by the Company as set forth above.

     Unless determined otherwise by the Company in accordance with applicable law, Definitive Notes issued upon transfer or exchange of beneficial interests in Notes represented by the Global Note will bear a legend setting forth transfer restrictions under the Securities Act as set forth under "Notice to Investors." Any request for the transfer of Definitive Notes bearing the legend, or for removal of the legend from Definitive Notes, must be accompanied by satisfactory evidence, in the form of an opinion of counsel, that such transfer complies with the Securities Act or that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act, as the case may be.

     Restrictions on Transfer; Legends. The Notes will be subject to certain transfer restrictions as described under "Notice to Investors."

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Affiliate" of any specified Person means an "affiliate" of such Person, as such term is defined for purposes of Rule 144 under the Securities Act.

     "Asset Sale" means (a) the sale, lease, conveyance or other disposition (a "disposition") of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales of passenger tickets and inventory in the ordinary course of business (provided that the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (b) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions (i) that have a fair market value (as determined by the Board of Directors) in excess of $1.0 million or
(ii) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following transactions will be deemed not to be Asset Sales: (A) a disposition of obsolete or excess buses or real estate; (B) a disposition of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (C) a disposition of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (D) a Permitted Investment or Restricted Payment that is permitted by the Indenture;
(E) a sale-leaseback transaction involving buses or real estate within 365 days of the acquisition of such buses or real estate by the Company or any of its Restricted Subsidiaries; (F) a disposition of assets by the Company or any of its Restricted Subsidiaries to a Person that is an Affiliate of the Company or such Restricted Subsidiary and is engaged in the passenger transportation business (or a business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors), which Person is an Affiliate solely because the Company or such Restricted Subsidiary has an Investment in such Person, provided that such transaction complies with the covenant described under the caption "-- Certain Covenants -- Affiliate Transactions" and (G) any customary pooling, interline, intermodal or other similar arrangement with another Person engaged in the passenger transportation business (including, without limitation, related dispositions of buses, terminal space and other assets). The fair market value of any non-cash proceeds of a sale of assets shall be determined by the Board of Directors, whose resolution with respect thereto shall be delivered to the Trustee.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (a) in the case of a corporation, corporate stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (d) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and in each case maturing within six months after the date of acquisition and (e) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (d).

     "Common Stock" means the Common Stock of the Company, par value $.01 per share.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period, (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, (c) consolidated interest expense of such Person and its Restricted Subsidiaries, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (d) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Interest Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period: (a) any incurrence, assumption, guarantee or redemption by the Company or any of its Restricted Subsidiaries of any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date"); (b) any acquisition that has been made by the

Company or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (in which case Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income); and (c) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X as in effect from time to time; provided, further, however, that (i) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (ii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (d) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case determined in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or are redeemed or retired in full; provided, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Indenture described under the caption "Repurchase at the Option of Holders -- Change of Control" or "Repurchase at the Option of Holders -- Asset Sales," as the case may be.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Existing Unrestricted Subsidiaries" means Amarillo Trailways Bus Center, Inc., Los Rapidos, Inc. and Wilmington Union Bus Station Corporation.

     "Fair Market Value" means, with respect to each share of Common Stock, the closing price of a share of Common Stock on the principal securities exchange on which the Common Stock is traded on the first trading day preceding the announcement of the transaction pursuant to which such shares of Common Stock were issued, or, if the Common Stock is not then traded on a securities exchange, the fair market value of each share of Common Stock as determined by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (c) any commodity futures contract, commodity option or similar agreement or arrangement designed to protect such Person against fluctuations in the price of commodities used in the ordinary course of business of such Person.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Limited-Recourse Debt" means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (ii) constitutes the lender, except, in the case of clauses (i) and (ii), to the extent permitted by the covenants described under the captions "-- Certain Covenants -- Restricted Payments" and "-- Incurrence of Indebtedness and Issuance of Preferred Stock," (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of Indebtedness of the Company or any of its Restricted Subsidiaries having an aggregate principal amount of $10.0 million or more to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, except to the extent of any Indebtedness incurred by the Company or any of its Restricted Subsidiaries in accordance with clause (a)(i) above.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication)
(a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than under the Revolving Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

     "Pari Passu Indebtedness" means, with respect to any Net Proceeds from Asset Sales, Indebtedness of the Company and its Restricted Subsidiaries the terms of which require the Company or such Restricted Subsidiary to apply such Net Proceeds to offer to repurchase such Indebtedness.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company, (b) any Investment in Cash Equivalents, (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company, (d) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Asset Sales" or (ii) a disposition of assets that does not constitute an Asset Sale, (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Company and (f) without duplication of clause (e) hereof, Investments in a Person engaged principally in the business of providing passenger bus service or businesses reasonably complementary or related thereto having an aggregate fair market value (measured on the date such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f), that does not exceed the sum of
(i) $10.0 million, plus (ii) 50% of the aggregate net cash proceeds to the Company from the Preferred Stock Offering, plus (iii) an amount equal to the Fair Market Value of any Common Stock issued to acquire Productive Assets or a Person that becomes a Wholly Owned Restricted Subsidiary of the Company; provided that the aggregate amount of such Investments pursuant to this clause
(f) in Persons that are not Subsidiaries of the Company shall not exceed (A) $10.0 million, plus (B) 25% of the aggregate net cash proceeds to the Company from the Preferred Stock Offering, plus (iii) an amount equal to the Fair Market Value of any Common Stock issued to acquire Productive Assets or a Person that becomes a Wholly Owned Restricted Subsidiary of the Company.

     "Permitted Liens" means (a) Liens securing up to $125.0 million of Indebtedness incurred pursuant to clause (a) of the second paragraph of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; (b) Liens in favor of the Company and its Restricted Subsidiaries, (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any of its Restricted Subsidiaries, (d) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition, (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, insurance obligations, operating leases or other obligations of a like nature incurred in the ordinary course of business, (f) Liens on the Company's buses and real estate acquired with the proceeds of Indebtedness incurred pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption
"-- Incurrence of Indebtedness and Issuance of Preferred Stock," (g) Liens existing on the date of the Indenture, (h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (i) Liens on real estate of the Company or any of its Restricted Subsidiaries to secure Indebtedness of the Company or such Restricted Subsidiary, provided that at the time such Lien is created (1) the Notes are rated at least Ba3 by Moody's Investors Service, Inc. or at least BB- by Standard & Poor's Rating Service, in either case after giving effect to the incurrence of such Indebtedness and the creation of such Lien, and (2) the incurrence of such Indebtedness is permitted by the terms of the Indenture described under "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and

(j) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (1) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness under the Revolving Credit Facility) of the Company or any of its Restricted Subsidiaries; provided that
(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (d) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, further, however, that if such Permitted Refinancing Indebtedness is subordinated to the Notes, such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee to at least the same extent.

     "Productive Assets" means assets (other than assets that would be classified as current assets in accordance with GAAP) of the kind used or usable by the Company or its Restricted Subsidiaries in the passenger transportation business (or any business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors).

     "Qualified Equity Offering" means (a) any sale of Equity Interests (other than Disqualified Stock) of the Company pursuant to an underwritten offering registered under the Securities Act or (b) any sale of Equity Interests (other than Disqualified Stock) of the Company so long as, at the time of consummation of such sale, the Company has a class of common equity securities registered pursuant to Section 12(b) or Section 12(g) under the Exchange Act.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means that certain Second Amended and Restated Loan and Security Agreement, dated as of June 5, 1995, as amended, by and between the Company and Foothill Capital Corporation, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, supplemented, extended, renewed, replaced, refinanced or restructured from time to time, whether by the same or any other agent or agents, lender or group of lenders, whether represented by one or more agreements and whether one or more Restricted Subsidiaries are added or removed as borrowers or guarantors thereunder or as parties thereto.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary (a) has no Indebtedness other than Limited-Recourse Debt, (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract, arrangement or understanding does not violate the terms of the Indenture described under the caption " -- Certain
Covenants -- Transactions with Affiliates," (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, in each case, except to the extent otherwise permitted by the Indenture, and (d) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (A) such Indebtedness is permitted under the covenant described under the caption
"-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (B) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Old Notes and, therefore such exchange should not constitute an exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Old Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the date of this Prospectus, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until      , 1997 all dealers effecting transactions in the
New Notes may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market. In negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the date of this Prospectus, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the New Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas.

                                    EXPERTS

     The audited consolidated financial statements and schedules of Greyhound Lines, Inc., incorporated by reference into this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NEW NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................
Incorporation of Certain Documents by
  Reference...........................
Prospectus Summary....................
Risk Factors..........................
The Exchange Offer....................
Description of Notes..................
Certain Federal Income Tax
  Consequences........................
Plan of Distribution..................
Legal Matters.........................
Experts...............................

                                [GREYHOUND LOGO]

                             GREYHOUND LINES, INC.
                           OFFER FOR ALL OUTSTANDING
                     11 1/2% SERIES A SENIOR NOTES DUE 2007
                                IN EXCHANGE FOR
                     11 1/2% SERIES B SENIOR NOTES DUE 2007
                              --------------------

                                   PROSPECTUS
                              --------------------
                                                                          , 1997

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Certificate of Incorporation of the Company provides for mandatory indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, the Company, as a Delaware corporation, has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee, or agent of the Company (an "Indemnitee"), against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding. The Company's power to indemnify such a person applies only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests, of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Pursuant to Section 145, the Company also has the power to indemnify an Indemnitee with respect to actions or suits brought by or in the right of the Company, against expenses actually and reasonably incurred by him in connection with the defense and settlement of suit or action (and not in satisfaction of a judgment or settlement of the claim itself), if the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests, of the Company and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless a Delaware Court of Chancery, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The General Corporation Law of the State of Delaware further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Restated Certificate of Incorporation of the Company provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement.

           4.1           -- Indenture dated April 16, 1997 by and among the Company, the Guarantors and PNC Bank, N.A., as Trustee.*
           4.2           -- Form of 11% Series A Senior Note due 2007.*
           4.3           -- Registration Rights Agreement dated April 16, 1997 by and between the Company and Bear, Stearns & Co. Inc., as
                            initial purchaser.*
           4.4           -- Indenture governing the 8 1/2% Convertible Subordinated
                            Debentures due March 31, 2007, including the form of
                            8 1/2% Convertible Subordinated Debentures due March 31,
                            2007.(1)
           4.5           -- Second Amended and Restated Loan and Security Agreement
                            dated as of June 5, 1995 by and between Greyhound Lines,
                            Inc. and Foothill Capital Corporation.(2)
           4.6           -- Amendment Number One to Second Amended and Restated Loan
                            and Security Agreement dated as of April 12, 1996 by and
                            between Greyhound Lines, Inc. and Foothill Capital
                            Corporation.(3)
           4.7           -- Amendment Number Two to Second Amended and Restated Loan
                            and Security Agreement dates as of December 20, 1996 by
                            and between Greyhound Lines, Inc. and Foothill Capital
                            Corporation.(4)
           5.1           -- Opinion of Weil, Gotshal & Manges.+
          12.1           -- Statement regarding Ratio of Earnings to Fixed Charges*
          23.1           -- Consent of Weil, Gotshal & Manges (To be included in
                            Exhibit 5.1).
          23.2           -- Consent of Arthur Andersen LLP.*
          24.1           -- Power of Attorney.(Included on the signature page in Part
                            II of this Registration Statement)
          25.1           -- Statement of Eligibility of the Trustee under the
                            Indenture filed Exhibit 4.1+
          99.1           -- Form of Letter of Transmittal*
          99.2           -- Form of Notice of Guaranteed Delivery*

---------------

  * Filed herewith.

  + To be filed by amendment.

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-47908) regarding the Registrant's Common Stock and 10% Senior Notes Due 2001 held by the Contested Claims Pool Trust.

(2) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

(3) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

(4) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

ITEM 22. UNDERTAKINGS.

     The Registrant hereby undertakes the following:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) See Item 20.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 16th day of May 1997.

                                            GREYHOUND LINES, INC.

                                            By:      /s/ STEVEN L. KORBY
                                              ----------------------------------
                                                       Steven L. Korby
                                              Executive Vice President and Chief
                                                       Financial Officer

     Each person whose signature to this Registration Statement appears below appoints Craig R. Lentzsch and Steven L. Korby, and each of them, any one of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre-and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which amendments may make such changes in and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

               /s/ THOMAS G. PLASKETT                  Chairman of the Board of Directors     May 16, 1997
-----------------------------------------------------
                 Thomas G. Plaskett

                /s/ CRAIG R. LENTZSCH                  Director, President and Chief          May 16, 1997
-----------------------------------------------------    Executive Officer (Principal
                  Craig R. Lentzsch                      Executive Officer)

                 /s/ STEVEN L. KORBY                   Executive Vice President and Chief     May 16, 1997
-----------------------------------------------------    Financial Officer (Principal
                   Steven L. Korby                       Financial and Accounting
                                                         Officer)

                /s/ RICHARD J. CALEY                   Director                               May 16, 1997
-----------------------------------------------------
                  Richard J. Caley

                  /s/ LINDA CHAVEZ                     Director                               May 16, 1997
-----------------------------------------------------
                    Linda Chavez

                   /s/ A. A. MEITZ                     Director                               May 16, 1997
-----------------------------------------------------
                     A. A. Meitz

                /s/ FRANK L. NAGEOTTE                  Director                               May 16, 1997
-----------------------------------------------------
                  Frank L. Nageotte

             /s/ ALFRED E. OSBORNE, JR.                Director                               May 16, 1997
-----------------------------------------------------
               Alfred E. Osborne, Jr.

                 /s/ STEPHEN M. PECK                   Director                               May 16, 1997
-----------------------------------------------------
                   Stephen M. Peck

                /s/ ERNEST P. WERLIN                   Director                               May 16, 1997
-----------------------------------------------------
                  Ernest P. Werlin

                                 EXHIBIT INDEX

           4.1           -- Indenture dated April 16, 1997 by and among the Company, the Guarantors and PNC Bank, N.A., as Trustee.*
           4.2           -- Form of 11 1/2% Series A Senior Note due 2007
           4.3           -- Registration Rights Agreement dated April 16, 1997 by and between the Company and Bear, Stearns & Co. Inc., as
                            initial purchaser.*
           4.4           -- Indenture governing the 8 1/2% Convertible Subordinated
                            Debentures due March 31, 2007, including the form of
                            8 1/2% Convertible Subordinated Debentures due March 31,
                            2007.(1)
           4.5           -- Second Amended and Restated Loan and Security Agreement
                            dated as of June 5, 1995 by and between Greyhound Lines,
                            Inc. and Foothill Capital Corporation.(2)
           4.6           -- Amendment Number One to Second Amended and Restated Loan
                            and Security Agreement dated as of April 12, 1996 by and
                            between Greyhound Lines, Inc. and Foothill Capital
                            Corporation.(3)
           4.7           -- Amendment Number Two to Second Amended and Restated Loan
                            and Security Agreement dates as of December 20, 1996 by
                            and between Greyhound Lines, Inc. and Foothill Capital
                            Corporation.(4)
           5.1           -- Opinion of Weil, Gotshal & Manges.+
          12.1           -- Statement regarding Ratio of Earnings to Fixed Charges*
          23.1           -- Consent of Weil, Gotshal & Manges (To be included in
                            Exhibit 5.1).
          23.2           -- Consent of Arthur Andersen LLP.*
          24.1           -- Power of Attorney.(Included on the signature page in Part
                            II of this Registration Statement)
          25.1           -- Statement of Eligibility of the Trustee under the
                            Indenture filed Exhibit 4.1+
          99.1           -- Form of Letter of Transmittal*
          99.2           -- Form of Notice of Guaranteed Delivery*

---------------

  * Filed herewith.

  + To be filed by amendment.

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-47908) regarding the Registrant's Common Stock and 10% Senior Notes Due 2001 held by the Contested Claims Pool Trust.

(2) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

(3) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

(4) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.